Exhibit 99.1

Kayne Anderson Energy Development Company Enters into
New $70 Million Senior Secured Revolving Credit Facility

HOUSTON--(BUSINESS WIRE)--March 30, 2010--(NYSE:KED) Kayne Anderson Energy Development Company (the “Company”) announced today that it has entered into a new $70 million senior secured revolving credit facility (the “Facility”) with a syndicate of lenders. SunTrust Robinson Humphrey, Inc. was lead arranger of the Facility and Citibank, NA; UBS Investment Bank; JPMorgan Chase Bank, N.A. and Stifel Bank & Trust participated in the syndication. The Facility is a three year commitment maturing on March 30, 2013. As of March 30, 2010, the Company has $55 million in borrowings outstanding under the Facility.

Outstanding loan balances will accrue interest daily at a rate equal to LIBOR plus 2.00% based on the current borrowings and the current borrowing base. If borrowings exceed the borrowing base attributable to “quoted” securities (generally defined as equity investments in public MLPs and investments in bank debt and high yield bonds which are traded), the interest rate will increase to LIBOR plus 3.00%.

The Company paid an upfront fee of 0.50% on the Facility size and will pay a commitment fee of 0.50% per annum on any unused amounts of the Facility. A copy of the new credit agreement is available on the Company’s website at www.kaynefunds.com/Ked_othermaterialdocuments.htm.

“We are pleased that we were able to renew the facility on attractive terms well in advance of the maturity of our existing facility. It is an attractive source of leverage for the Company,” stated Kevin S. McCarthy, Chairman and CEO of the Company.

###

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com/